Exhibit 5.1

Date: 17 April 2018	Our Ref: RL/AB/144342

Cision Ltd. c/o Walkers Corporate Limited Cayman Corporate Centre 27 Hospital Road George Town Grand Cayman KY1-9008 Cayman Islands

Dear Sirs

CISION LTD.

We have acted as Cayman Islands legal advisers to Cision Ltd. (the "Company") and we have examined the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on 17 April 2018 (the "Registration Statement"). We refer to the Company’s (i) proposed offer to holders of its warrants (the "Warrants") to acquire the ordinary shares of the Company, par value $0.0001 ("Ordinary Shares") to exchange Warrants for 0.26 Ordinary Shares for each Warrant (together with any amendments, supplements or extensions thereof, the "Exchange Offer") and (ii) solicitations of consents from the holders of Warrants to amend the Warrant Agreement (as defined in Schedule 1) that governs all of the Warrants to permit the Company to require that each outstanding Warrant be converted into 0.234 Ordinary Shares. The Ordinary Shares issuable upon exchange of the Warrants pursuant to the Exchange Offer are referred to herein as the "Shares".

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is a limited liability exempted company duly incorporated, validly existing and, based solely upon receipt of the Certificate of Good Standing, in good standing under the laws of the Cayman Islands with full corporate power and authority to issue the Shares.

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

2.	The Shares have been duly authorised by all necessary corporate action of the Company and upon issue of the Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Shares have been issued credited as fully paid), delivery and payment therefor by the purchaser in accordance with the Memorandum and Articles of Association and in the manner contemplated by the Warrant Agreement, the Shares will have been duly authorised, validly allotted and issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the U.S. Securities Act of 1933, as amended, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Walkers

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	the Certificate of Incorporation dated 9 March 2017;

2.	the Certificate of Incorporation on Change of Name dated 29 June 2017;

3.	copies of the Register of Members and the Register of Warrantholders provided to us by the Company's registrar on 16 April 2018;

4.	the Amended and Restated Memorandum and Articles of Association adopted on 29 June 2017 (the "Memorandum and Articles of Association") copies of which have been provided to us by its registered office in the Cayman Islands;

(collectively, the "Company Records");

5.	a Certificate of Good Standing dated 16 April 2018 in respect of the Company issued by the Registrar of Companies (the "Certificate of Good Standing");

6.	copies of the executed written resolutions of all the directors of the Company dated 16 April 2018 (collectively the "Resolutions");

7.	the Registration Statement; and

8.	the Amended and Restated Warrant Agreement, dated as of 17 October 2017 between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agreement").

SCHEDULE 2

Assumptions

This opinion is given based upon the following assumptions:

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the documents reviewed are genuine and are those of a person or persons given power to execute the documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Memorandum and Articles of Association are the memorandum and articles of association of the Company in force on the date of the issuance of the Shares.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.	The Company will receive consideration in money or money’s worth for each Share when issued in an amount not being less than the stated par or nominal value of each Share.

4.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the allotment and issue of the Shares and, insofar as any obligation expressed to be incurred under any of the documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

5.	The Company Records are complete and accurate.

6.	The Resolutions remain in full force and effect and have not been revoked or varied.

7.	The Warrant Agreement has been duly authorised, executed and delivered by or on behalf of all relevant parties and is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all relevant laws.

8.	All preconditions to the issue of the Shares under the Warrant Agreement will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the Warrant Agreement.